Exhibit 99.1

zSpace Reports Third Quarter 2025 Financial Results

SAN JOSE, Calif., November 13, 2025 – zSpace, Inc. (NASDAQ: ZSPC) (“zSpace” or the “Company”), a global leader in immersive augmented reality (AR) learning solutions for education, is announcing its financial results for the three and nine months ended September 30, 2025.

“Our third quarter results reflect our focus on advancing our strategic priorities and controlling what we can control,” said Paul Kellenberger, CEO of zSpace. “During the quarter, our software and services revenue comprised over 50% of revenue. This contributed to gross margin expansion of over 640 basis points, driven by strong customer renewals and continued adoption of our software offerings. We successfully began shipping our Career Explorer application that was developed and delivered by the Second Avenue Learning team we acquired in early Q2, and it has already generated strong customer interest. We also began deploying our solutions with GEMS Education in Dubai, further extending our global reach and impact in immersive learning. More recently, we announced that Danbury Public Schools - Connecticut's largest high school district serving over 12,000 students - fully deployed our Career Coach AI and STEM learning technology.”

Mr. Kellenberger continued, “While macroeconomic conditions and funding uncertainty persist, we remain focused on controlling what we can and executing on our strategy. The progress we made in software and services, in addition to content development, positions zSpace to grow as macroeconomic conditions improve. We remain committed to delivering innovative, high impact learning solutions for our customers, and remain confident in our ability to deliver long-term value for our shareholders.”

Third Quarter 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $8.8 million vs. $14.2 million
●	Software and services comprised 57% of revenue vs 46%
●	Gross margin of 51% vs. 45%
●	Net loss of ($6.2) million vs. ($0.2) million
●	Adjusted EBITDA of ($2.0) million vs. $0.4 million

Recent Business Highlights

●	On November 5, 2025, zSpace announced that Danbury Public Schools - Connecticut’s largest high school district - deployed zSpace’s comprehensive AR/VR learning platform across its middle and high schools consisting of over 12,000 students.
●	On October 15, 2025, zSpace partnered with GEMS Education to deploy immersive AR/VR learning in Dubai, marking a regional first and expanding the Company’s international footprint in K-12 innovation.
●	On October 8, 2025, zSpace was featured by the National School Boards Association for its collaboration with Atlanta College and Career Academy, highlighting zSpace’s role in advancing equitable, career-aligned learning.
●	On September 9, 2025, zSpace and Paracosma introduced the Heavy Machine & Vehicle Inspection Virtual Trainer, providing immersive, certification-aligned training in automotive and heavy equipment maintenance.

●	On September 2, 2025, zSpace partnered with The Glimpse Group to launch the Medical Assisting Skills Virtual Trainer, enabling students to safely practice essential healthcare procedures aligned with Certified Medical Assistant standards.
●	On August 19, 2025, zSpace launched zKnow™, an AI-assistant that instantly answers educator questions about zSpace’s immersive learning content, reinforcing the Company’s leadership in integrating AI and AR to enhance classroom efficiency.

Third Quarter 2025 Financial Results

Revenue in the third quarter of 2025 was $8.8 million compared to $14.2 million in the third quarter of 2024, which benefitted from an unusually large customer order that did not fully repeat this year. This quarter was characterized by continued funding uncertainty within the Company’s customer base and delays in the delivery of committed orders.

Gross margins increased 642 basis points to 51% compared to the third quarter of 2024, driven by improvements in hardware cost profiles and more Company-owned software content. Gross margins have now expanded by over 1200 basis points over the past two years.

Annualized Contract Value (“ACV”) of renewable software at September 30, 2025, was $10.2 million, representing a 10% decrease compared to a year ago.

Net Dollar Revenue Retention (NDRR) at September 30, 2025, was 77% for customers with over $50,000 of ACV, compared with the same customers as of September 30, 2024.

Bookings in the third quarter of 2025 were $7.4 million, down 37% year-over-year. The backlog of unfulfilled orders as of September 30, 2025 was $6.4 million.

Operating expenses, excluding stock-based compensation expense, in the third quarter of 2025 were $6.6 million compared to $6.3 million in the third quarter of 2024.

Net loss in the third quarter of 2025 was ($6.2) million compared to ($0.2) million in the third quarter of 2024.

Balance Sheet

As of September 30, 2025, zSpace had approximately $4.3 million in cash, cash equivalents and restricted cash, compared to $3.2 million in cash, cash equivalents and restricted cash as of September 30, 2024.

Conference Call

zSpace will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT on Thursday, November 13, 2025, with the Company’s Chief Executive Officer, Paul Kellenberger, and the Company’s Chief Financial Officer, Erick DeOliveira. A live webcast of the call will be available on the Events and Presentations section of zSpace’s investor relations website.

To access the call by phone, please use this registration link and you will be provided with dial-in details.

To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About zSpace

zSpace, Inc. (NASDAQ: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace enables hands-on "learning by doing" experiences proven to improve engagement and student outcomes. Headquartered in San Jose, California, zSpace holds more than 70 patents, with research published in the Journal of Computer Assisted Learning (2021) validating the impact of 3D virtual reality technologies on student knowledge gains.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

Bookings, ACV, and NDRR are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the zSpace’s growth as macroeconomic conditions improve. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

FINANCIAL TABLES – INCOME STATEMENT AND BALANCE SHEET

	INCOME STATEMENT
	3 Months Ended September 30,		9 Months Ended September 30,
	2025	2024	2025	2024
Revenue	$8,793	$14,219	$23,011	$29,563
Cost of goods sold	4,294	7,857	12,132	17,466
Gross profit	4,499	6,362	10,879	12,097
Gross profit %	51.2%	44.7%	47.3%	40.9%
Operating expenses:
Research and development	1,568	1,040	3,937	4,088
Selling and marketing	4,340	3,265	12,290	12,132
General and administrative	3,385	2,033	11,159	10,771
Total operating expenses	9,293	6,338	27,386	26,991
(Loss) income from operations	(4,794)	24	(16,507)	(14,894)
Other (expense) income:
Interest expense	(306)	(596)	(1,109)	(2,235)
Other income, net	78	368	148	18
Loss on extinguishment of debt	—	—	—	(52)
Loss on change in fair value of convertible debt	(1,148)	—	(623)	—
Loss before income taxes	(6,170)	(204)	(18,091)	(17,163)
Income tax (benefit) expense	(1)	—	12	34
Net loss	$(6,169)	$(204)	$(18,103)	$(17,197)

	BALANCE SHEET
	September 30,	September 30,	December 31,
	2025	2024	2024
Selected Balance Sheet Information:
Cash, cash equivalents and restricted cash	$4,271	$3,204	$4,864
Accounts receivable, net	$3,617	$4,409	$3,176
Inventory, net	$2,346	$2,513	$3,238
Total Assets	$13,458	$14,377	$13,532
Accounts payable & accrued expenses	$9,269	$14,363	$11,021
Convertible, other debt and accrued interest	$20,873	$23,935	$13,557
Total liabilities	$33,143	$42,503	$28,220
Temporary redeemable preferred stock	$—	$68,486	$-
Stockholders' deficit	$(19,685)	$(96,612)	$(14,688)
Total Liabilities, Temporary Redeemable Preferred Stock, and Stockholders' Deficit	$13,458	$14,377	$13,532

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach
949.574.3860
ZSPC@gateway-grp.com